SERVICES AGREEMENT

This agreement is entered into the date indicated below between CIB Marine Bancshares, Inc. (hereinafter the “Client”), a Wisconsin corporation, and dbrok group, LLC (hereinafter “dbrok”), a Wisconsin limited liability company.

1. Services. During the term of this agreement, dbrok shall provide the Client the services of a Chief Financial Officer, and such other accounting or financial services as the parties shall agree to in writing. The initial services to be provided to Client by dbrok are those services described in the attached Exhibit A.

2. Payments. Client shall pay dbrok for the services described above at dbrok’s prevailing daily rate of $1,200 per day. The daily rate may be amended from time to time by the written agreement of the parties. In addition to the daily rate, dbrok shall be reimbursed for reasonable expenses incurred in delivering the services described herein, including travel and out-of-pocket expenses. dbrok shall bill Client on a regular basis for services rendered which bills will be due and payable within five days of receipt.

3. Term of Agreement. This agreement shall become effective on the date of execution of this agreement and shall continue in effect until December 31, 2008, unless terminated earlier as provided herein. dbrok shall provide up to 125 work days per year. The 125 work day limit shall not be exceeded unless agreed to by the parties.

4. Termination of this Agreement. This agreement may be terminated by either party at any time upon thirty (30) days advance written notice to the other party.

5. Confidential Information.
(a) Except as expressly provided below, Client and dbrok agree that all information, whether oral or written or via computer disk or electronic media, to which the other is given access or is made available to the other is referred to hereinafter as “Confidential Information.” Confidential Information shall include, without limitation, all technology, know-how, processes, software, databases, trade secrets, contracts, proprietary information, all historical and financial information, business strategies, operating data and organizational and cost structures, product descriptions, pricing information, customer information and customer lists, whether received before or after the date hereof. Confidential Information also includes information of any parent, subsidiary or affiliate of Client or dbrok.

(b) Except as required by law, as expressly provided below or with the other party’s prior written consent, each of Client and dbrok agree to hold all Confidential Information of the other in confidence, that it will not disclose any Confidential Information of the other to any third party, other than directors, officers, employees, affiliates, agents, regulators or representatives (collectively, the “Representatives”) who have a need to know such information in connection with the services to be provided under the terms of this agreement and that it will not use any such Confidential Information for purposes other than in connection with this agreement. Client and dbrok agree to inform its Representatives of the confidential and valuable nature of the Confidential Information of its respective obligations under this agreement. It is understood and agreed that the obligation to protect Confidential Information shall be satisfied if the party receiving such information utilizes the same control (but no less than reasonable) as it employs to avoid disclosure of its own confidential and valuable information.

6. Miscellaneous.
(a) This agreement shall be interpreted according to the laws of the state of Wisconsin.

(b) Both dbrok and the Client agree that the relationship created by this agreement is that of independent contractor and not that of employee and employer. dbrok is responsible for the payment of any taxes, including without limitation, all Federal, State and local personal and business income taxes, sales and use taxes, other business taxes and license fees arising out of the activities of dbrok.

(c) This agreement constitutes the entire understanding of the parties and is a final expression of their agreement. All prior agreements, discussions or negotiations of the parties are terminated and replaced in their entirety by this agreement.

Both Client and dbrok have read and agree to the terms described above.

This agreement is signed and entered into this 7th day of January, 2008.

dbrok group, LLC	CIB Marine Bancshares, Inc.
By: Edwin Depenbrok Managing Member	By: Daniel Rasmussen SVP and General Counsel

Exhibit A

dbrok shall provide the services of a Chief Financial Officer, including:

1. Coordinate development of annual budgets and operating plans, strategic planning, and short to mid-term forecasting. Provide independent review and evaluation of all plans and forecasts;

2. Support the introduction of “no surprises” financial culture;

3. Support management in development of performance measurement linked to the financial success of CIB Marine;

4. Support the introduction of financial accountability through information, performance measurement, and effective business dialogue by managers;

5. Provide direction for scheduling, work planning, and resource allocation of Finance and Accounting function through management transitions;

6. Support the redesign, role definition, and training of the finance function;

7. Design and project manage implementation of integrated management and financial information;

8. Conduct ad hoc analysis at the request of the Board and management team;

9. Provide independent review and comment on external reporting;

10. Provide independent quarterly review of expense management;

11. Support executive management and Board through attendance and active participation at meetings;

12. Support the preparation and review of information for regulators and the investment community;

13. Support CEO and Board in assessing in-house/outsourcing decisions for all aspects of accounting, financial management and tax;

14. Cost analysis and recommendations:

• Review parent functional cost structure;

• Determine capacity available to support growth;

• Identify opportunities for cost reductions; and

• Provide bank cost peer comparison evaluating overall efficiency levels.

15. Run Rate assessment for baseline planning and change management:

• Develop 2007-08 forecast baseline to support evaluating earnings enhancements or business plans (Banks, Parent/Consolidated/Net Interest Margin and Balance Sheet Assessment/Revenue to cost relationship)